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                                                                   EXHIBIT 10.47


                    KEY EMPLOYEE EMPLOYMENT PROTECTION AGREE

                  THIS AGREEMENT between MBIA Inc., a Connecticut corporation (the "Company"), and Ram Wertheim (the "Executive"), dated as of this 24th day of January, 2000.

                                  WITNESSETH:

                  WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

                  WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such a situation in the best interests of shareholders;

                  WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

                  WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain. financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

                  WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

                  1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the date on which a Change of Control occurs (the "Effective Date"), provided that, except as provided in Section 1(b), if the Executive is not employ-
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ed by the Company on the Effective Date, this Agreement shall be void and without effect.


        (b) Termination of Employment Following a Potential Change of Control. Notwithstanding Section 1(a), if (1) the Executive's employment is terminated by the Company Without Cause (as defined in Section 6(c) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and prior to the time at which the Board of Directors of the Company (the
Board) has adopted a Nullification Resolution (as defined in Section 2(b) hereof) with respect to such Potential Change of Control or (ii) a Change of Control (as defined in Section 2(a) hereof) and (ii) a Change of Control occurs within two years of such termination, the Executive shall be deemed, solely for purposes of determining his rights under this Agreement, to have remained employed until the date such Change of Control occurs and to have been terminated by the Company Without Cause immediately after this Agreement becomes effective, with any amounts payable hereunder reduced by the amount of any other severance benefits provided to him in connection with such termination.

     2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

     (i) any person, as such term is currently used is Section 13(d) or 14(d) of the 1934 Act, other than the Company, its majority owned subsidiaries, or any employee benefit plan of the Company or any of its majority-owned subsidiaries, becomes a "beneficial owner" (as such term is currently used in Rule 13d-3, as promulgated under 1934 Act) of 25% or more of the Voting Power of the Company;

     (ii) on any date a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board who were serving on the Board at beginning of any 24-month period ending with such date (or another date specified by the Committee), provided that any individual who becomes a director subsequent to that date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director for purposes of this subsection 2(a)(ii);

     (iii) the stockholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of substantially all of the assets of the Company (a "Corporate Event"), as a result of which the shareholders of the Company immediately prior to such Corporate Event (the Company Shareholders) shall not hold, directly or indirectly, immediately following such Corporate Event
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         a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of substantially all of the Company's assets, each surviving, resulting or acquiring corporation; provided that, such a division or sale shall not be a Change of Control for purposes of this Agreement to the extent that, following such Corporate Event, the Executive continues to be employed by a surviving, resulting or acquiring entity with respect to which the Company Shareholders hold, directly or indirectly, a majority of the Voting Power immediately following such Corporate Event.

                  (b) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

                  (i) a Person commences a tender offer (with adequate financing) for securities representing at least 15% of the Voting Power of the Company's securities;

                  (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

                  (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

                  (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

Notwithstanding the foregoing, if, after a Potential Change of Control and before a Change of Control, the Board makes a good faith determination that such Potential Change of Control will not result in a Change of Control, the Board may nullify the effect of the Potential Change of Control (a "Nullification") by resolution (a "Nullification Resolution"), in which case the Executive shall have no further rights and obligations under this Agreement by reason of such Potential Chance of Control; provided, however, that if the Executive shall have delivered a Notice of Termination (within the meaning of Section 6(f) hereof) prior to the date of the Nullification Resolution, such Resolution shall not effect the Executive's rights hereunder. If a Nullification Resolution has been adopted and the Executive has not delivered a Notice of Termination prior thereto, the Effective Date for purposes of this Agreement shall be the date, if any, during the term hereof on which another Potential Change of Control or any actual Change of Control occurs.


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                  (c) Voting Power Defined. A specified percentage of "Voting
Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

                  3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the third anniversary of the Effective Date. Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written notice delivered to the Executive(i) within 30 days following such demotion and (ii) prior to the occurrence of a Potential Change of Control or a Change of Control.

                  4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 12(b) of this Agreement. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

                  (b) Business Time. From and after the Effective Date, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company.

                  5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly


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salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Late. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

                  (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives and taking into account actual performance) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Late (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings; medical, dental, health, disability, group life and accidental death insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Late, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all seasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect


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immediately prior to the Effective Date. Notwithstanding the foregoing, the
Company may apply the policies and procedures in effect after the Effective Date to the Executive if such policies and procedures are not less favorable to the Executive than those in effect immediately prior to the Effective Date.


                  (f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any tine thereafter.

                  (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or, any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

                  (h) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

                  6. Termination. (a) Death Disability Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive has met the conditions to qualify for long-term disability benefits under the Company's policies, as in effect immediately prior to the Effective Date.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 60 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive


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pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

                  (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:

                  (i) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, or any other material adverse change in such position, including titles, authority or responsibilities;

                  (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles (or such other distance as shall be set forth in the Company's relocation policy as in effect at the Effective Time) from that location at which he performed his services specified under the provisions of Section 4 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                  (iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
         Section 12(b).

In no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.


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                  (e) Special Window Period. The Executive shall also have the right to terminate his employment at any time and for any reason during the 30-day period commencing on the first anniversary of the date on which a Change of Control occurs (the "Special Window Period").

                  (f) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) of the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (g) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

                  7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the


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"Accrued Obligations"), and (iii) any other benefits payable due to the
Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than to days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (1i) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason or in the Special window Period. If
(x) the Company terminates the Executive's employment other than for Cause during the Employment Period, (y) the Executive terminates his employment at any tune during the Employment Period for Good Reason or (z) the Executive terminates his employment with or without Good Reason during the Special Window Period, the Company shall provide the Executive with the following benefits:

                  (i) Severance and Other Termination Payments. The Company shall pay the Executive the following:

                  (A)      the Executive's Earned Salary; and

                  (B) an amount (the Pro-Rated Annual Incentive) equal to the average of the annual bonuses payable to the Executive for the two fiscal years of the Company ended prior to the Effective Date for which bonuses have been determined (the "Average Annual Bonus") multiplied by a fraction, the numerator of which is the number of months in such fiscal year which have elapsed on or before (and including) the last day of the month in which the Date of Termination occurs and the denominator of which is 12; and

                  (C) an aggregate amount (the Book Value Award Amount) equal to the sum of the amounts payable to the Executive in respect of each outstanding incentive award related to the Company's adjusted


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                           book value, determined as of the end of the month in
                           which the Date of Termination occurs; and

                  (D)      the Accrued Obligations; and

                  (E) a cash amount (the "Severance Amount") equal to three times the sum of

                           (1)      the Executive's annual Base Salary;

                           (2)      an amount equal to the Average Annual Bonus;

         The Earned Salary, Pro-Rated Annual Incentive and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 10 days (or at such earlier date required by law), following the Date of Termination. The Book Value Award Amounts shall be paid in cash as soon as practicable after the amount of each such payment can be determined. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the third anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's group health and group life employee benefits plans (the "Group Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Group Benefit Plans will be on the same terms and conditions (including, without limitation, any condition that the Executive make contributions toward the cost of such coverage on the same terms and conditions generally applicable to similarly situated employees) that would have applied had the Executive continued to be employed by the Company through the End Date.

                  (iii) Restricted Stock. Any and all awards of restricted stock held by the Executive at the Date of Termination shall immediately become fully vested.


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                  (iv) Post-Termination Exercise Period. Notwithstanding
         anything else contained in Section 14 of the Company's 1987 Stock Option Plan to the contrary, in the event that Executive is entitled to receive the severance benefits described above pursuant to the terms of this Agreement, all of his outstanding Options and SARs awarded under such 1987 Stock Option Plan shall automatically be and become fully exercisable on the late of Termination without further action on anyone's part and the Executive shall have the right to exercise any such Option or SAR until the earlier to occur of the expiration of the term of such Option or SAR and the fifth anniversary of the Date of Termination.

                  (v) Retirement Contribution Credits. The Executive shall receive credits to the Company's nonqualified excess benefits plan with respect to the amounts that would otherwise have been contributed on his behalf under the Company's Money Purchase Pension Plan and Profit Snaring Plan had the Executive continued in the company's employ for three years following the Date of Termination.

                  (vi) Outplacement Services. The Executive shall be provided at the Company's expense with outplacement services customary for executives at his level (including, without limitation, office space and telephone support services) provided by a qualified and experienced third party provider selected by the Company.

                  (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.


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                  (e) Certain Further Payments by the Company.

                  (i) In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the tame specified in Section 7(e)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 7(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

                  (ii) For purposes of determining whether any of the Covered. Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                           Section 280G of the Code.


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                  (iii) For purposes of determining the amount of the Tax
         Reimbursement Payment, the Executive shall be deemed to pay:

                  (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calender year in which the Tax Reimbursement Payment is to be made, and

                  (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

                  (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                  In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations. With the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty


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
         payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (v) The Tax Reimbursement Payment (or portion thereof) provided for in Section 7(e)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment, and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the
         Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                  9. No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.

                  10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive. or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay


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
the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator referred to in
Section 13(b) or a court of competent jurisdiction shall find that the Executive did not have a good faith and reasonable basis to believe that he would prevail as to at least one material issue presented to such arbitrator or court.

                  11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

                  (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company; unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

                  (b) Nonsolicitation of Employees. The Executive agrees that for two years after the Date of Termination, he will not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere or otherwise to cease providing services to the Company, or any subsidiary or affiliate thereof.

                  (c) Company Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.

                  (d) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                  12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                  13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the States of New York, applied without reference to principles of conflict of laws.

                  (b) Arbitration. Except to the extent provided in Section 11(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of White Plains, New York and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

                  (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:           at the home address of the Executive
                                        noted on the records of the Company

         If to the Company:             MBIA Inc.
                                        113 King Street
                                        Armonk, New York 10504
                                        Attn.: Secretary


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (f) Tax withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

                  (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

                  (i) Survival. The provisions of Section 7(c)(iii) (and so much of Section 7(d) as provides a benefit identical to that payable under such
Section 7(c)(iii)) shall survive the termination of the Employment Period hereunder and shall be binding upon and enforceable against the Company in accordance with its terms. In the event that any dispute arises with respect to the Executive's entitlement to such enhanced retirement benefits, the dispute resolutions provisions contained in Section 13(b) and the legal fees provision contained in Section 10 shall also survive the end of the Employment Period and shall be applied as though the dispute arose within the Employment Period.

                  (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (k) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, ail as of the day and year first above written.


                                        MBIA Inc.


                                        /s/ Kevin D. Silva
                                        -----------------------------------
                                        By: Kevin D. Silva
                                        Title: Vice President of MBIA Inc.


                                        EXECUTIVE:

                                        /s/ illegible signature
                                        -----------------------------------


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